UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 16, 2009

MoneyGram International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1550 Utica Avenue South, Suite 100, Minneapolis, Minnesota		55416
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952-591-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Teresa H. Johnson, Executive Vice President, General Counsel and Secretary of MoneyGram International, Inc. ("MGI"), and MGI have entered into a Separation Agreement and Release of All Claims (the "Separation Agreement"), dated as of July 16, 2009, pursuant to which Ms. Johnson’s employment with MGI will cease due to retirement effective September 30, 2009 (the "Separation Date").

Under the Separation Agreement, contingent upon Ms. Johnson signing a release of claims, Ms. Johnson will receive benefits as follows: (i) $875,000 as severance payable in a lump sum on the first business day of the seventh month following Ms. Johnson’s separation from service; (ii)(x) provided that MGI actually achieves the criteria requisite to make payments in respect of awards for 2009 under MGI’s Management and Line of Business Incentive Plan ("MIP") or the Board of Directors of MGI (or the appropriate committee) authorizes MGI to make payments in respect of MIP awards as if the requisite criteria for 2009 had been met for such year under the MIP and (y) MGI in fact makes payments in respect of MIP awards for 2009 to all or substantially all of the MGI Leadership Team MIP participants for such year, a prorated MIP award for 2009 (not to exceed 75% of Ms. Johnson’s annual target incentive opportunity for 2009) payable on the date payments are made to the other MIP participants; (iii) special retirement benefits under MGI’s Supplemental Pension Plan ("SERP") as she would have been entitled to be paid had her employment been terminated by MGI without "Cause" (as such term is defined in MGI’s Special Executive Severance Plan (Tier I)) on the Separation Date; (iv) reimbursement of up to $7,500 of legal fees associated with the Separation Agreement, and (vi) a lump sum payment of (x) Ms. Johnson’s unpaid but accrued salary as of the Separation Date, (y) Ms. Johnson’s unused vacation days for 2009 and (z) any accrued but unpaid business expenses incurred by Ms. Johnson as of the Separation Date. Ms. Johnson also will be eligible for retiree medical insurance coverage under MGI’s retiree medical plan. The Separation Agreement provides that if the payments to Ms. Johnson under the Separation Agreement cause Ms. Johnson to be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, MGI will pay Ms. Johnson a tax "gross-up" payment in an amount sufficient to allow Ms. Johnson to pay all excise taxes without a reduction in severance benefits. The Separation Agreement also provides for mutual non-disparagement obligations and provides that Ms. Johnson continues to be bound by the obligations set forth in the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement ("Post-Employment Restriction Agreement") between Ms. Johnson and MoneyGram Payment Systems, Inc.

The Separation Agreement provides that on the Separation Date Ms. Johnson and MGI will enter into a Consulting Agreement (the "Consulting Agreement") in substantially the form attached to the Separation Agreement. Pursuant to the Consulting Agreement, Ms. Johnson will provide consulting services to MGI for a period of three years following the Separation Date. The Consulting Agreement provides that the consulting services will in no event be in excess of 20% of the average level of services performed by Ms. Johnson for MGI during the 36 months preceding the effective date of the Consulting Agreement. Ms. Johnson will receive a consulting fee of $175,000 per annum for such services payable in quarterly installments. In the event of a termination of the Consulting Agreement due to Ms. Johnson’s death or by MGI without Cause (as such term is defined in the Consulting Agreement), Ms. Johnson, or her estate, as applicable, will receive the portion of the consulting fees she would have received had she continued to render consulting services to MGI through the consulting period, payable in a lump sum within thirty (30) days of termination of the Consulting Agreement. The Consulting Agreement includes mutual non-disparagement obligations and provides that Ms. Johnson continues to be bound by the obligations set forth in the Post-Employment Restriction Agreement through the end of the consulting period.

The foregoing summary of the Separation Agreement (and the form of Consulting Agreement contained therein) does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement (and the form of Consulting Agreement contained therein), a copy of which is filed herewith as Exhibit 10.01 and is incorporated herein by reference into this Item 5.02.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MoneyGram International, Inc.

July 16, 2009	By:	/s/ Anthony P. Ryan

Name: Anthony P. Ryan
Title: President and Chief Executive Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

10.01	Separation Agreement and Release of All Claims, dated as of July 16, 2009, between MoneyGram International, Inc. and Teresa H. Johnson